Aetna Variable Fund d/b/a
                           AETNA GROWTH AND INCOME VP

                        Aetna Variable Encore Fund d/b/a
                              AETNA MONEY MARKET VP

                            Aetna Income Shares d/b/a
                                  AETNA BOND VP

                             AETNA BALANCED VP, INC.

                           (collectively, the "Funds")

                        Supplement dated January 2, 2002

THE INFORMATION BELOW SUPPLEMENTS THE INFORMATION CONTAINED IN THE AETNA VARIABLE FUND D/B/A AETNA GROWTH AND INCOME VP PROSPECTUS, AETNA VARIABLE ENCORE FUND D/B/A AETNA MONEY MARKET VP PROSPECTUS, AETNA INCOME SHARES D/B/A AETNA BOND VP PROSPECTUS AND AETNA BALANCED VP, INC. PROSPECTUS, EACH DATED MAY 1, 2001. THIS SUPPLEMENT SHOULD BE READ WITH EACH PROSPECTUS.

In December, 2000, ING Groep N.V. ("ING") acquired Aeltus Investment Management, Inc. ("Aeltus"), the investment adviser to the Funds. ING has embarked upon a plan to integrate the operations of various mutual fund groups managed by its subsidiaries. In this regard, on December 12, 2001, the Boards of
Trustees/Directors of the Funds (the "Boards") approved several measures proposed by ING to integrate the Aetna Funds with a group of mutual funds currently called the Pilgrim Funds, which are advised by ING Pilgrim Investments, LLC ("ING Investments"), another subsidiary of ING. Effective March 1, 2002, the name of ING Pilgrim Investments, LLC will change to ING Investments, LLC.

As part of this integration, the Boards have called a meeting of shareholders of the Funds to be held on February 20, 2002. At this meeting, shareholders of the Funds will be asked to approve certain proposals in connection with the integration, as described below. Shareholders who owned shares of any of the Funds as of the close of business on December 12, 2001 are eligible to vote on these proposals, and will receive a proxy statement discussing the proposals in detail. If the proposals are approved by shareholders, each proposal will be implemented on the date set forth below.

                                                             Effective Date
Proposal                                 Affected Funds      If Approved
-------                                  --------------      -----------

Approval of a new Investment             All Funds           March 1, 2002
Management Agreement between each Fund
and ING Investments

Approval of new Sub-advisory             All Funds           March 1, 2002
Agreements between ING Investments and
Aeltus

Approval of new Administration           All Funds           April 1, 2002
Agreements with ING Pilgrim Group, LLC
("IPG")


If the proposals set forth above are approved by shareholders, effective March 1, 2002 ING Investments will become the investment advisor to the Funds, and Aeltus will become the investment sub-advisor to the Funds. These changes will generally not result in a change in the actual portfolio management personnel who manage your Fund. While Aeltus would become the sub-advisor rather than the advisor to the Funds, Aeltus will continue to have responsibility for day-to-day portfolio management of the Funds.

The advisory fees paid by your Fund will not change. The annual advisory fees paid by each Fund will be the same as under the current investment advisory agreements. Subject to the approval by shareholders of the proposals described above, effective March 1, 2002, each Fund would pay the advisory fee to ING Investments, rather than to Aeltus. ING Investments would pay Aeltus a sub-advisory fee as set forth in the proxy statement and in the statement of additional information.

ING Investments would enter into expense limitation agreements that would limit the expenses of each of the Funds that are currently subject to expense limitation arrangements ("Subsidized Funds"). The expense limits under the new agreements would be at the same level as is now in effect.

The new expense limitation agreements would become effective on March 1, 2002, subject to shareholder approval of the proposals set forth above. ING Investments would be responsible for the cost of the ordinary expenses of the Subsidized Funds that exceed the expense limits, and would be entitled to receive any potential recoupment, as described below. ING Investments would waive its fees or assume other expenses so that the total annual ordinary operating expenses of the Subsidized Funds currently subject to expense limitation agreements do not exceed the present expense limitations, excluding interest, taxes, brokerage commissions and other investment-related costs, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of the Fund's business, and expenses of any counsel or other persons or services retained by the members of the Boards who are not "interested persons" of ING Investments or its affiliates, as defined in the Investment Company Act of 1940, as amended ("Independent Trustees/Directors").

Under the proposed new expense limitation agreements, unlike those currently in place, extraordinary expenses and the expenses of counsel to the Independent Trustees/Directors are not covered in the expenses that the advisor would bear if expenses exceed the prescribed limits. In addition, under the new expense limitation agreements, unlike those currently in place, each Fund will, within three years of any waiver or expense assumption by ING Investments, reimburse ING Investments for management fees waived and other expenses assumed, but only if, after such reimbursement, the Fund's expense ratio does not exceed the prescribed percentage limitation.

If any measure is not approved by shareholders, Aeltus may continue to serve as the investment advisor, or alternatively, ING Investments may nonetheless serve as investment advisor to that Fund at the lesser of the fees that would be paid under the proposed management agreement or ING Investment's cost to render services to the Fund, until such time as the Board determines an appropriate course of action.

In addition to providing investment advisory services, Aeltus also currently provides administrative services to the Funds pursuant to administrative agreements ("Current Administrative Agreements"). On December 12, 2001 the Boards, after giving due consideration to the benefits of combining the fund families, voted to approve a new administration agreement between each Fund and IPG ("Proposed Administration Agreements").

The administrative services to be provided by IPG under the Proposed Administration Agreements are substantially similar in all material respects to the administrative services provided by Aeltus pursuant to the Current Administrative Agreements, except that the administrator would be IPG and as explained below. In particular, the Proposed Administration Agreements would require IPG to provide the following services, among others: (1) coordinate matters relating to the operation of the Funds between the various entities providing services for the Funds; (2) implement management and shareholder services designed to enhance the value or convenience of a Fund as an investment vehicle; (3) respond to inquiries from shareholders concerning, among other things, account information; (4) provide the Boards with the necessary information for its meetings; and (5) prepare regulatory filings and financial reporting documents.

Each Proposed Administration Agreement provides that it may be terminated by the Fund at any time, by a majority of the respective Board on 60 days' written notice to IPG, or by IPG, at any time, upon 60 days' written notice to the Fund. Moreover, the Proposed Administration Agreements provide that IPG is liable for damages, expenses, or losses incurred in connection with, any act or omission by reason of willful misfeasance, bad faith or negligence.

There are, however, some important differences between the Proposed Administration Agreements and the Current Administrative Agreements. Most notably, under the Current Administrative Agreements, Aeltus, on behalf of the Funds, performs certain fund accounting services and is reimbursed by the Funds for the costs of performing them. The Proposed Administration Agreements do not provide for fund accounting services. Instead, fund accounting services would be performed under separate agreements. In this regard, the Boards approved new agreements with State Street Bank and Trust Company ("State Street") for fund accounting and reduced the fee payable to IPG so that the rate of administrative fees will not increase. State Street will also provide custodial services. Shareholders are not being asked to vote on these agreements.

ADDITIONAL PROPOSALS

At the meeting, shareholders of the Aetna Funds will also be asked to approve revisions to the Funds' Articles of Incorporation or Declaration of Trust, as applicable, to add flexibility, clarify existing provisions, and to promote consistency among the charters for the various registered investment companies currently advised by Aeltus. If the proposal is approved by shareholders, the proposal will be implemented on May 1, 2002.

ADDITIONAL INTEGRATION RELATED MEASURES

The Boards have also approved the following measures related to the integration efforts that do not require shareholder approval. These measures will be implemented on the dates set forth below.


Measures Approved by the Board           Affected Funds   Effective Date
-----------------------------            -------------    --------------

Appointing ING Pilgrim Securities,       All Funds        January 2, 2002
Inc. as the distributor of the Funds
(effective March 1, 2002, the name of
ING Pilgrim Securities, Inc. will
change to ING Funds Distributor, Inc.)

Changing the custody and fund            All Funds        April 1, 2002
accounting arrangements to integrate
the "back office" or operational
aspects of the Aetna Funds and the
Pilgrim Funds.


As of March 1, 2002, the Aetna Funds and the Pilgrim Funds will be called "ING Funds." The following chart describes how the name of each of the Funds will change effective March 1, 2002:

Current Fund Name                     New Fund Name
-----------------                     -------------

Aetna Balanced VP, Inc.               ING VP Balanced Portfolio, Inc.

Aetna Bond VP                         ING VP Bond Portfolio

Aetna Growth and Income VP            ING VP Growth and Income Portfolio

Aetna Money Market VP                 ING VP Money Market Portfolio


THE BOARDS OF THE FUNDS ARE SENDING THE PROXY STATEMENT TO ALL THOSE WHO WERE SHAREHOLDERS AS OF DECEMBER 12, 2001. PLEASE READ THE PROXY STATEMENT WHEN YOU RECEIVE IT. IT CONTAINS IMPORTANT INFORMATION CONCERNING THE FUNDS. YOU MAY ALSO OBTAIN THE PROXY STATEMENT FOR FREE FROM THE SECURITIES AND EXCHANGE COMMISSION'S INTERNET WEBSITE (WWW.SEC.GOV). COPIES OF THE FUNDS' ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000 AND SEMI-ANNUAL REPORT FOR THE PERIOD ENDED JUNE 30, 2001 HAVE PREVIOUSLY BEEN MAILED TO SHAREHOLDERS AND ARE AVAILABLE FREE OF CHARGE BY WRITING TO ING AETNA FINANCIAL SERVICES, 151 FARMINGTON AVENUE, HARTFORD, CONNECTICUT, 06156, ATTN: SHARON MCGARRY, TS41, OR BY CALLING 1-866-515-0313.